Exhibit 99.1



FelCor Lodging Trust Incorporated (ticker: FCH, exchange: New York Stock Exchange) News Release - 12/20/02

FelCor Announces Amendment to Line of Credit

IRVING, Texas, Dec. 20 /PRNewswire-FirstCall/ -- FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation's largest hotel real estate investment trusts (REITs), today announced it has successfully amended its line of credit facility. Co-led by JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, the amendment revises covenant levels to allow FelCor to maintain its financial flexibility. FelCor reduced the line commitments to $300 million from $615 million. The facility currently has no outstanding balance.

The maturity date of the credit facility will remain November 2004 and the Company may extend the facility for up to two additional one-year terms. Pricing will remain the same and bear a floating interest rate with a tiered spread based on FelCor's leverage ratio. Based on FelCor's leverage today, the cost of borrowing under the facility is approximately five percent.

"We are pleased to close on the amended credit facility. FelCor chose to reduce the commitments to $300 million since we have no current need for such capacity. The amended line, our cash position, and other balance sheet capacity allow FelCor to maintain its financial flexibility. We are appreciative of the strong support from our lender group," said Richard J. O'Brien, FelCor's Executive Vice President and Chief Financial Officer.

FelCor is the only lodging REIT that owns a diversified portfolio of nationally branded, upscale and full-service hotels managed by strategic brand managers such as Hilton Hotels, Six Continents Hotels, and Starwood Hotels & Resorts. FelCor is competitively positioned to deliver superior shareholder returns through its strong management team, strategic brand manager alliances, diversified upscale and full-service hotels, value creation expertise, and financial strength. FelCor's hotel portfolio consists of 183 hotels with nearly 50,000 rooms and suites and is concentrated primarily in the upscale and full-service segments. FelCor is the owner of the largest number of Embassy Suites(R), Crowne Plaza(R), Holiday Inn(R) and independently owned Doubletree(R)-branded hotels. Other leading hotel brands under which FelCor's hotels are operated include Sheraton Suites(R), Sheraton(R) and Westin(R). FelCor has a current market capitalization of approximately $2.9 billion. Additional information can be found on the Company's website at www.felcor.com .

With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. General economic conditions, including the timing and magnitude of any recovery from the current soft economy, future acts of terrorism, the availability of capital, and numerous other factors may affect future results, performance and achievements. These risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. SOURCE FelCor Lodging Trust Incorporated


12/20/2002


/CONTACT: Richard J. O'Brien, Executive Vice President and CFO, 1-972-444-4982, or robrien@felcor.com , or Monica L. Hildebrand, Vice President of Communications, 1-972-444-4917, or mhildebrand@felcor.com , or Stephen A. Schafer, Director of Investor Relations, +1-972-444-4912, or sschafer@felcor.com, all of FelCor Lodging Trust Incorporated/